As filed with the Securities and Exchange Commission on March 6, 2026
 Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
___________________________
 FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________________________

MITEK SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	87-0418827
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

770 First Avenue, Suite 425
San Diego, California 92101
(Address, including zip code, of Principal Executive Offices)
___________________________

Mitek Systems, Inc. Amended and Restated Employee Stock Purchase Plan
Mitek Systems, Inc. Second Amended and Restated 2020 Incentive Plan
 (Full titles of the plans)
___________________________

Jason L. Gray
Chief Legal Officer and Chief Compliance Officer
Mitek Systems, Inc.
770 First Avenue, Suite 425
San Diego, California 92101
(619) 269-6800
(Name, address and telephone number, including area code, of agent for service)
___________________________

with copies to:
Jay H. Knight
Taylor K. Wirth
Barnes & Thornburg LLP
1600 West End Avenue
Suite 800
Nashville, TN 37203
(615) 621-6100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. Such information is not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such information has been or will be delivered to participants in the Mitek Systems, Inc. Amended and Restated Employee Stock Purchase Plan and the Mitek Systems, Inc. Second Amended and Restated 2020 Incentive Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Commission by Mitek Systems, Inc. (the “Registrant”) are incorporated herein by reference:
(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025 (the “Annual Report”), filed with the Commission on December 11, 2025, including the portions of the Definitive Proxy Statement on Schedule 14A, filed with the Commission on January 26, 2026, that are incorporated by reference into the Annual Report;
(b)The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2025 filed with the Commission on February 5, 2026;
(c)The Registrant’s Current Reports on Form 8-K filed with the Commission on January 22, 2026, February 5, 2026 and February 20, 2026 and March 4, 2026;
(d)The description of the Registrant’s Common Stock set forth in the Registration Statement on Form 8-A filed with the Commission on July 12, 2011 (File No. 001-35231) pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description, including the description of the Registrant’s Common Stock included as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025, filed with the Commission on December 11, 2025.
All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of Common Stock offered under this Registration Statement have been sold or that deregisters all of such shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such report or other document. Any statement contained herein or in any report or other document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement contained herein or therein, or in any report or other document forming any part of the Section 10(a) prospectus to be delivered to participants in connection herewith, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Registrant’s restated certificate of incorporation, as amended, eliminates the personal liability of the directors of the Registrant for monetary damages for breach of fiduciary duties as a director of the Registrant to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the Delaware General Corporation Law (the “DGCL”). Paragraph (7) of subsection (b) of Section 102 of the DGCL does not permit the elimination or limitation of the liability of any director for (i) any breach of the directors’ duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful dividends or distributions or (iv) any transaction from which the director derived an improper personal benefit.

The Registrant’s third amended and restated bylaws require the Registrant to indemnify its directors, officers, employees and agents to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL provides that a director, officer, employee or agent of the Registrant who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the conduct was unlawful. If it is determined that the conduct of such person meets these standards, such person may be indemnified for expenses incurred and amounts paid in connection with such proceeding if actually and reasonably incurred in connection therewith.
If such a proceeding is brought by or on behalf of the Registrant (i.e., a derivative suit), such person may be indemnified against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with the defense or settlement of such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
The Registrant may advance all expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Registrant in defending a proceeding in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified by the Registrant.
The indemnification rights and advancement of expenses provided in Section 145 of the DGCL are not exclusive of additional rights to indemnification for breach of fiduciary duties to the Registrant and its stockholders or advancement of expenses to the extent any such additional rights are authorized in the Registrant’s restated certificate of incorporation, and are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.
The Registrant has entered into a separate Indemnification Agreement (the “Indemnification Agreement”) with each of its directors and executive officers (each, an “Indemnitee”). Under the Indemnification Agreement, each Indemnitee is entitled to be indemnified against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of such Indemnitee in connection with any claims, proceedings or other actions brought against such Indemnitee as a result of the Indemnitee’s service to the Registrant, provided that the Indemnitee (i) acted in good faith; (ii) reasonably believed the action was in the Registrant’s best interest; and (iii) in criminal proceedings, reasonably believed his or her conduct was not unlawful. Additionally, the Indemnification Agreement entitles the Indemnitee to contribution of expenses from the Registrant in any proceeding in which the Registrant is jointly liable with such Indemnitee, but for which indemnification is not otherwise available.
The Indemnification Agreement also entitles each Indemnitee to advancement of expenses incurred by an Indemnitee in connection with any claim, proceeding or other action in advance of the final adjudication of any such claim, proceeding or other action, provided that the Indemnitee agrees to reimburse the Registrant for all such advances if it shall ultimately be determined that the Indemnitee is not entitled to indemnification.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
3.1
Restated Certificate of Incorporation of Mitek Systems, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025, filed by the Registrant on December 11, 2025).

3.2
Certificate of Amendment of Restated Certificate of Incorporation of Mitek Systems, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025, filed by the Registrant on December 11, 2025).

3.3
Third Amended and Restated Bylaws of Mitek Systems, Inc., dated March 17, 2024 (incorporated by reference to Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025, filed by the Registrant on December 11, 2025).

3.4
Certificate of Designation of Series B Junior Participating Preferred Stock of Mitek Systems, Inc. (incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025, filed by the Registrant on December 11, 2025).

4.1*	Mitek Systems, Inc. Amended and Restated Employee Stock Purchase Plan.
4.2*	Mitek Systems, Inc. Second Amended and Restated 2020 Incentive Plan.
5.1*	Opinion of Barnes & Thornburg LLP.
23.1*	Consent of BDO USA, P.C.
23.2*	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of the Registration Statement).
107*	Filing Fee Table.

* Filed herewith.
Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 6, 2026.

Mitek Systems, Inc.

March 6, 2026	By:	/s/ Edward H. West
Edward H. West
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward H. West, David Lyle, and Jason Gray, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 6th day of March, 2026.

Signature	Title	Date
/s/ Edward H. West	Chief Executive Officer, Director	March 6, 2026
Edward H. West	(Principal Executive Officer)
/s/ Scott Carter	Chairman of the Board of Directors and Director	March 6, 2026
Scott Carter
/s/ David Lyle	Chief Financial Officer	March 6, 2026
David Lyle	(Principal Financial Officer)
/s/ Eric Bell	Chief Accounting Officer	March 6, 2026
Eric Bell	(Principal Accounting Officer)
/s/ James Fay	Director	March 6, 2026
James Fay
/s/ Rahul Gupta	Director	March 6, 2026
Rahul Gupta
/s/ Susan J. Repo	Director	March 6, 2026
Susan J. Repo
/s/ Mark Rossi	Director	March 6, 2026
Mark Rossi
/s/ Kimberly S. Stevenson	Director	March 6, 2026
Kimberly S. Stevenson
/s/ Donna Wells	Director	March 6, 2026
Donna Wells